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Exhibit 5.1

November 19, 2002

Maxim Pharmaceuticals, Inc.
8899 University Center Lane, Suite 400
San Diego, California 92122

Ladies and Gentlemen:

        You have requested our opinion with respect to certain matters in connection with the filing by Maxim Pharmaceuticals, Inc. (the "Company") of a Registration Statement on Form S-8 (the "Registration Statement"), with the Securities and Exchange Commission (the "Commission"), covering the offering of up to 150,000 shares of the Company's Common Stock (the "Shares") for issuance pursuant to the Maxim Pharmaceuticals, Inc. 401(k) Plan (the "Plan").

        In connection with this opinion, we have examined and relied upon the Registration Statement and the Plan, the Company's Certificate of Incorporation, as amended, and Bylaws, as amended, and the originals or copies certified to our satisfaction of such records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.

        On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when sold and issued in accordance with the Registration Statement and the Plan will be validly issued, fully paid and nonassessable.

        We consent to the reference to filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

COOLEY GODWARD LLP

By:
/s/ LANCE W. BRIDGES Lance W. Bridges

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  Exhibit 5.1